Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

THIRD QUARTER 2012 FINANCIAL RESULTS

Los Angeles, CA, November 5, 2012/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•

Core Earnings, a non-GAAP financial measure, of $12.5 million, or $0.36 per basic and diluted share and net income attributable to common stockholders of $10.5 million, or $0.30 per basic and diluted share; core earnings and net income in the third quarter of 2012 were inclusive of approximately $0.05 per share and $0.06 per share, respectively, of combined bankruptcy and related transaction expenses for our Hotel Portfolio investment and loss from our investment in the single-family home rental platform

•

During the quarter, the Company invested approximately $157 million, composed of $75 million additional equity into our single family home rental strategy (for a current investment total of approximately $150 million), $45 million into a new origination with a 15% yield to finance a Class A office building acquisition and $37 million into a discounted purchase of seven first mortgage loans collateralized by retail, industrial and land assets at 73% of par

•

Raised net proceeds of approximately $149 million through the sale of 8,050,000 shares of the Company’s common stock to an underwriter at a net price of $18.53 per share and net proceeds of approximately $106 million through a re-opening of the Company’s Series A preferred stock priced at a premium to par from the inaugural March 2012 issuance

•	Declared and paid a third quarter dividend of $0.35 per share of common stock, consistent with the second quarter

•

Subsequent to quarter end, the Company agreed to invest an additional $127 million including an incremental $75 million into our single family home rental strategy (for a total investment of $225 million), $18 million into a commercial bank loan portfolio acquisition at a purchase price of 53% of par and $34 million into two new originations that have a blended current interest rate of approximately 11.5%

•

Subsequent to quarter end, the Company filed a plan in bankruptcy court to restructure the existing mortgage debt, sell a minority equity stake, change hotel management and re-flag its 103 property Hotel Portfolio; the Company also continued to make good progress resolving loans in our domestic and European loan portfolios including the resolution of an asset in one of our German loan portfolios which will result in a fourth quarter gain of approximately €1.9 million or $2.2 million

Third Quarter Operating Results

For the third quarter of 2012, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $15.8 million and $11.2 million, respectively, to total income of $27.1 million. Total expenses for the quarter were $8.4 million including administrative expenses of $1.5 million. During the third quarter of 2012, the Company reported net income attributable to common stockholders of $10.5 million, or $0.30 per basic and diluted share. Colony Financial’s Core Earnings were $12.5 million, or $0.36 per basic and diluted share, for the third quarter of 2012.

“We are very pleased with our quarterly results and respective progress in all our business lines” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “Our core earnings were on target exclusive of certain start-up and other one-time expenses. These anticipated charges related to the management and brand transition and pending bankruptcy exit of our Hotel Portfolio investment and the ongoing successful ramp-up of our substantial and growing investment in single family homes for rent including the build out of our management platform. Furthermore, this continues our evolution to more of a direct real estate owner in businesses that we believe have significant growth potential complementary to our very steady and established high-yielding debt platforms.”

Third Quarter Activity

•

The Company increased its investment to $150 million (up from $75 million invested through the second quarter) in an investment platform to acquire single-family homes for rent. Through September 30, 2012, the platform has acquired approximately 2,400 homes in six different states and as of November 1, 2012, the platform had acquired approximately 4,200 homes.

•

The Company, an investment fund managed by an affiliate of the Company’s Manager (“Co-Investment Fund”) and an unaffiliated investor, funded a $125 million preferred equity investment in a 1.4 million square foot Class-A office building located in Queens, New York. The investment earns a preferred return of 15%, of which 5.5% may be paid-in-kind, with a 1% origination fee and a 1% exit fee. The Company’s investment basis represents a value well below replacement cost of the underlying collateral. The term of the investment is approximately three years. The Company’s share of the investment was 36%, or $45 million.

•

The Company invested $37 million in a joint venture with a Co-Investment Fund that acquired a portfolio of first mortgage loans collateralized by retail, industrial and land assets. The portfolio included seven performing and non-performing loans with an aggregate unpaid principal balance (“UPB”) of approximately $99.5 million. The purchase price for the portfolio was approximately $72 million, or 73% of the portfolio’s UPB. The Company’s share of this investment is 50%.

•

ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between the Company and investment funds managed by affiliates of the Company’s manager, sold 3.0 million shares of First Republic Bank’s common stock at 2.1 times the original cost basis. Following this sale, FRB Investor owned approximately 10.4 million shares (approximately 8% ownership interest) in First Republic Bank, and the Company indirectly owns approximately 616,000 shares in First Republic Bank through its interest in FRB Investor. This most recent sale represented a cumulative sale of approximately 62% of the Company’s original share holdings and returned approximately 118% of the Company’s original cost basis.

Activities Subsequent to Third Quarter 2012

•

In November 2012, the Company committed to invest an additional $75 million (for a total investment of $225 million) into CSFR—our single family homes rental platform. Through November 1, 2012, CSFR had acquired approximately 4,200 homes. CSFR was formed to take advantage of the historic downturn in the U.S. housing industry by aggregating single family homes for rent on a national scale at a cyclically opportune time, with a goal to create a new institutional real estate asset class. While CSFR is presently one of the largest owners of single family homes for rent in the U.S., we are still in the start-up phase and don’t expect financial results to stabilize until the portfolio achieves more critical mass and higher occupancy.

•

In October, the Company agreed to participate in the acquisition of a portfolio of 60 performing and non-performing loans with a UPB of approximately $70 million from a U.S. commercial bank. The purchase price for the portfolio was approximately $37 million, or approximately 53% of the portfolio’s UPB, and the portfolio consists of substantially all first mortgage, recourse loans. The Company’s pro rata share of the purchase price is approximately $18 million, which represents a 50% interest in the portfolio.

•

In October, the Company agreed to participate in two new loan originations totaling $69 million which will bear interest at a blended current rate of approximately 11.5%. One loan also contains certain equity participation rights in the underlying real estate collateral. Both loans have an initial five year term. The Company’s pro rata share of the new originations is approximately $34 million, which represents a 50% interest.

•

By means of an initial fulcrum mezzanine loan purchase and subsequent January 2012 foreclosure, the Company and a Co-Investment fund currently own equity interests and a mezzanine loan interest in a portfolio of 103 select service hotels (the “Hotel Portfolio”). Our cost basis in the portfolio is approximately $35,000 per key. On October 19th, a plan of reorganization was filed with a bankruptcy court that involves restructuring the existing mortgage debt, selling a minority equity position to a new partner, changing hotel management, and re-flagging the hotels with various nationally recognized brands. To date, the joint venture has incurred various legal, consulting and administrative costs related to the foreclosure, general litigation, bankruptcy and restructuring plans, and the Company expects many of these expenses to continue into the fourth quarter when bankruptcy proceedings are anticipated to conclude. We expect the benefits from these financial and operational changes, and the wind-down of associated expenses to implement such changes, to significantly improve portfolio cash flow and value in the future. The Company also continues to pursue litigation against the former owners and subordinate mezzanine lenders to recover costs associated with the bankruptcy.

•

In October, the Company and Co-Investment Funds resolved an asset in one of our German loan portfolios through a receivership sale. The asset is an office building in Berlin, which was sold for €15 million, resulting in a €5.9 million gain. The Company’s pro rata share of the gain is €1.9 million, or $2.2 million.

Credit Facility

On September 17, 2012, the Company amended its existing credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and certain lenders. The Credit Agreement continues to provide a credit facility in the maximum principal amount of $175 million at the same interest rate and maturity date. However, the amendment expanded the types of assets and associated income qualifying for the borrowing base and modified certain limitations on the types of assets and associated income that can qualify for the borrowing base. The amendment also modified certain financial covenants to be more favorable for the Company to reflect the growth of the Company’s equity capital base since the previous amendment in September 2011. As of November 5, 2012, the Company had the ability to borrow up to approximately $161 million, of which none had been drawn.

Preferred Stock Offering

In July 2012, the Company completed an underwritten public offering of 4,280,000 shares of its Series A Preferred Stock, including a partial exercise of the overallotment option by the underwriters. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $106 million. The July preferred stock sale was priced at $25.685, inclusive of a $0.08 accrued dividend (versus a par sale at the $25.00 liquidation value in March 2012)

which equated to a strip yield of 8.30% (versus a 8.50% yield in March 2012). The Company used a portion of the net proceeds to repay amounts outstanding under its line of credit and the remainder to fund acquisitions of target assets. The offering was a reopening of the Company’s original issuance of Series A Preferred Stock, which closed on March 20, 2012.

Common Stock Offering

In September 2012, the Company completed a sale of 8,050,000 shares of its common stock to an underwriter at a price of $18.53 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $149 million. The Company used a portion of the net proceeds to repay amounts outstanding under the Credit Agreement and a portion of the remaining proceeds to fund acquisitions of target assets.

Book Value

The Company’s GAAP book value per common share was $18.13 on September 30, 2012, compared to GAAP book value of $18.16 per common share on June 30, 2012. As of September 30, 2012, the Company had 41,220,754 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at September 30, 2012 would have been $50.2 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Dividends

The Company’s Board of Directors has declared a quarterly dividend of $0.35 per common share for the third quarter of 2012. The dividend was paid on October 15, 2012, to stockholders of record on September 28, 2012.

In addition, the Company’s Board of Directors also declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with liquidation preference of $25 per share for the third quarter of 2012. The dividend was paid on October 15, 2012, to stockholders of record on September 28, 2012.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial will conduct a conference call to discuss the results on Tuesday, November 6, 2012, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-0784 ten minutes prior to the start time (to allow time for registration) and use conference ID 401919. International callers should dial (201) 689-8560 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning November 6, 2012, at 10:00 a.m. PT / 1:00 p.m. ET, through November 20, 2012, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 401919. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of opportunistic real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) secondary loans acquired at a discount to par; (ii) new originations; and (iii) equity in single family homes to be held for investment and rented to tenants. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2012, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC on May 8, 2012 and August 9, 2012, respectively, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2012 (Unaudited)	December 31, 2011
ASSETS
Cash	$88,918	$3,872
Investments in unconsolidated joint ventures	725,407	443,500
Loans held for investment, net	315,725	232,619
Beneficial interests in debt securities, available-for-sale, at fair value	32,318	32,427
Other assets	25,906	15,101

Total assets	$1,188,274	$727,519

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$—	$69,000
Secured financing	110,380	13,845
Accrued and other liabilities	13,950	16,304
Due to affiliates	3,930	3,788
Dividends payable	19,782	11,092

Total liabilities	148,042	114,029

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 8.5% Series A Cumulative Redeemable Perpetual, liquidation preference of $25 per share, 50,000,000 shares authorized, 10,080,000 and no shares issued and outstanding, respectively	101	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 41,220,754 and 32,624,889 shares issued and outstanding, respectively	412	326
Additional paid-in capital	998,584	599,470
Retained earnings	2,390	5,510
Accumulated other comprehensive loss	(2,261)	(2,330)

Total stockholders’ equity	999,226	602,976
Noncontrolling interests	41,006	10,514

Total equity	1,040,232	613,490

Total liabilities and equity	$1,188,274	$727,519

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income
Equity in income of unconsolidated joint ventures	$15,838	$15,968	$47,273	$33,868
Interest income	10,816	5,204	25,693	10,877
Other income from affiliates	396	636	1,515	1,543

Total income	27,050	21,808	74,481	46,288

Expenses
Management fees (including $578, $0, $2,942 and $0 of share-based compensation, respectively)	3,812	2,405	12,276	5,929
Investment expenses	516	854	2,287	1,864
Interest expense	2,550	656	5,873	1,652
Administrative expenses	1,517	1,398	4,749	4,446

Total expenses	8,395	5,313	25,185	13,891
Other (loss) gain, net	(331)	39	(835)	(151)

Income before income taxes	18,324	16,534	48,461	32,246
Income tax provision	596	255	1,401	253

Net income	17,728	16,279	47,060	31,993
Net income attributable to noncontrolling interests	2,170	485	3,933	799

Net income attributable to Colony Financial, Inc.	15,558	15,794	43,127	31,194
Preferred dividends	5,102	—	8,560	—

Net income attributable to common stockholders	$10,456	$15,794	$34,567	$31,194

Net income per common share:
Basic	$0.30	$0.48	$1.03	$1.14

Diluted	$0.30	$0.48	$1.03	$1.12

Weighted average number of common shares outstanding:
Basic	34,358,500	32,743,000	33,254,300	27,400,400

Diluted	34,358,500	33,034,100	33,277,700	27,750,000

Dividends declared per common share	$0.35	$0.33	$1.04	$0.97

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2012	2011
GAAP net income attributable to common stockholders	$10,456	$15,794
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	654	38
Incentive fee	—	88
Depreciation expense	1,300	—
Net unrealized loss (gain) on derivatives	75	(38)

Core Earnings	$12,485	$15,882

Basic	$0.36	$0.48

Diluted	$0.36	$0.48

Basic weighted average number of common shares outstanding	34,358,500	32,743,000

Diluted weighted average number of common shares outstanding	34,358,500	33,034,100

	Nine Months Ended September 30,
	2012	2011
GAAP net income attributable to common stockholders	$34,567	$31,194
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	3,263	97
Incentive fee	936	88
Depreciation expense	2,804	—
Net unrealized loss on derivatives	155	8

Core Earnings	$41,725	$31,387

Basic	$1.24	$1.15

Diluted	$1.24	$1.13

Basic weighted average number of common shares outstanding	33,254,300	27,400,400

Diluted weighted average number of common shares outstanding	33,277,700	27,750,000